FILED PURSUANT TO RULE 424(B)(3)
File Number 333-181012
ARAMARK CORPORATION
SUPPLEMENT NO. 4 TO
PROSPECTUS DATED
JANUARY 4, 2013
THE DATE OF THIS SUPPLEMENT IS FEBRUARY 25, 2013
ON FEBRUARY 21, 2013, ARAMARK CORPORATION FILED THE ATTACHED
CURRENT REPORT ON FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
_______________

Date of report (Date of earliest event reported): February 21, 2013

ARAMARK CORPORATION
(Exact name of registrant as specified in charter)

Delaware	001-04762	95-2051630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania		19107
(Address of Principal Executive Offices)		Zip Code

Registrant's telephone, including area code: 215-238-3000
N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure.
ARAMARK Corporation (the “Company”) is furnishing under Item 7.01 of this Current Report on Form 8-K certain information with respect to the Company that has not previously been reported to the public.
After giving effect to the proposed financing transactions ($1,000 million aggregate principal amount of senior notes and $1,400 million in the aggregate of new term loans) described in Item 8.01 of this Current Report on Form 8-K, the Company is furnishing the following as adjusted pro forma financial information as of and for the twelve months ended December 28, 2012: Cash and cash equivalents - $93 million; Total debt - $6,372 million and Ratio of total debt to Adjusted EBITDA - 5.6x. Adjusted EBITDA is as defined in the Company's senior secured credit agreement. For a reconciliation of Adjusted EBITDA to Net income, please refer to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2012.
The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K shall not be considered “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference into future filings by the Company under the Securities Act of 1933, as amended or under the Exchange Act, unless the Company expressly sets forth in such future filings that such information is to be considered “filed” or incorporated by reference herein.
Item 8.01.    Other Events.
The Company is seeking to borrow up to $1,400 million in the aggregate of new term loans under its amended and restated senior secured credit agreement dated as of March 26, 2010 (as amended, the “Credit Agreement”). The Company is also seeking to amend the Credit Agreement to extend the final maturity of its $550 million revolving credit facility from January 26, 2015 to January 26, 2017, to modify its maximum senior secured leverage ratio and to provide certain additional flexibility with respect to its restricted payments covenant.
The Company is also seeking to offer $1,000 million aggregate principal amount of its senior notes in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. This Current Report on Form 8-K is not an offer to sell or buy any securities.
In addition, on February 21, 2013, ARAMARK Holdings Corporation (“Holdings”), the Company's indirect parent company, and the Company issued a joint press release announcing Holdings has commenced a tender offer to purchase for cash any and all of its 8.625%/9.375% Senior Notes due 2016 and that the Company has commenced tender offers to purchase for cash (i) any and all of its 8.50% Senior Notes due 2015 and (ii) any and all of its Senior Floating Rate Notes due 2015. In each case, the tender offers are to be made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 21, 2013, and in the related Letter of Transmittal. Each tender offer is conditioned, among other things, upon the completion of the senior notes offering and the completion of the amendment to the Company's Credit Agreement, including the additional borrowings pursuant thereto. Holdings and the Company intend to use the proceeds of such additional borrowings under the Credit Agreement and the proceeds of the private offering of senior notes to finance the tender offers. A copy of the joint press release is included as Exhibit 99.1 hereto and incorporated into this Item 8.01 by reference.
Item 9.01.    Financial Statements and Exhibits.
Exhibits:
99.1        Press Release of the Company and Holdings, dated February 21, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION

Date: February 21, 2013	By: /s/ L. Frederick Sutherland

Name:	L. Frederick Sutherland

Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

99.1        Press Release of the Company and Holdings, dated February 21, 2013.